Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS COMMENTS ON CALIFORNIA COMPLAINT

LAUREL, Miss. (June 23, 2017) — Sanderson Farms, Inc. (NASDAQ: SAFM) today issued the following statement following its reading of a complaint filed on June 22, 2017, in the United States District Court for the Northern District of California. In the complaint, three non-profit corporations allege, among other things, that the Company’s products contain residues of human and animal antibiotics, other pharmaceuticals, hormones, steroids and pesticides. They seek, among other things, an order enjoining the Company from continuing its “100% Natural” marketing program.

Sanderson Farms generally does not comment on pending litigation, but the allegations in this lawsuit bear upon food quality and safety. The Company unequivocally states it does not administer the antibiotics, other chemicals and pesticides, or “other pharmaceuticals” listed in the complaint to its flocks, with one exception. To suggest otherwise is false and irresponsible. Company veterinarians do, on rare occasions, prescribe penicillin to treat sick poultry flocks when in their professional judgement they consider it necessary for animal welfare. Such medicines are given in accordance with Food and Drug Administration (FDA) guidance, including a withdrawal period between the time the medicine is administered and when the flock is harvested. Most all of the other drugs and chemicals cited in the complaint are not approved for use in chickens, and some would be lethal to chickens.

In its 70-year history, Sanderson Farms has never been cited by the United States Department of Agriculture (USDA) or any other regulatory body for violation of any residue law, rule or regulation.

Sanderson Farms will vigorously defend this lawsuit. The Company also intends to continue its marketing and advertising campaign to educate consumers on its position regarding the judicious use of FDA-approved medicines to treat sick chickens and to prevent disease in chicken flocks. Such use is consistent with Sanderson Farms’ animal welfare obligations to the animals under its care, its environmental sustainability efforts and the Company’s obligations regarding food safety.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, and the following:

(1)	Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

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Sanderson Farms Comments on California Complaint

June 23, 2017

(2)	Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3)	Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4)	Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5)	Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6)	Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7)	Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8)	Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11)	Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply of feed grains.

(12)	Failure to respond to changing consumer preferences and negative media campaigns.

(13)	Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14)	Unfavorable results from currently pending litigation or litigation that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future operations, legal strategies and marketing programs.

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